Exhibit 10.35

MINING LEASE WITH OPTION TO PURCHASE

THIS MINING LEASE WITH OPTION TO PURCHASE is made this 9th day of October, 2004 by and between TAMMY GENTRY, a single woman, and PAT HANIGAN, a single man (referred to collectively as "Owner"); and NEVADA SUN RISE, LLC, a Nevada limited liability company ("Lessee").

RECITALS

A. Owner owns and possesses one (1) patented lode mining claim situated in the Santa Fe Mining District, Mineral County, Nevada and more particularly described as follows:

Claim Name	Mineral Survey No.	Patent No.

Copper Queen	4514	891083

The foregoing claim is situated in Section 31, T. 8 N., R. 35 E., MDM. This patented mining claim, together with all ores, minerals, surface and mineral rights, and the right to explore for, mine, and remove the same, and all water rights and improvements, easements, licenses, rights-of-way and other interests appurtenant thereto, shall be referred to as the "Property."

B.   The parties now desire to enter into an agreement giving Lessee the exclusive right to explore, develop, and mine the Property, and further granting to Lessee the exclusive right and option to purchase the Property.

THEREFORE, the parties have agreed as follows:

SECTION ONE
Lease Term and Royalties

1.1     Term of Lease. Owner hereby leases the Property to Lessee for a term of nine (9) years. The Effective Date of this Agreement will be October 9th, 2004, and all rights and obligations shall be calculated on the basis of that date.

1.2     Lease and Option Payments. In order to maintain the Lease and Option in effect, Lessee shall make the following payments to Owner:

a.     Lessee has previously paid Owner the sum of ONE THOUSAND DOLLARS ($1,000.00) to hold the Property from August 1,2004 to September 30, 2004.

b.     Commencing on October 1,2004, and payable every three months thereafter (i.e., on January 1, April 1, July 1, and October 1 of each year) for so long as this Agreement remains in effect, Lessee shall pay Owner the sum of ONE THOUSAND FIVE HUNDRED DOLLARS ($1,500.00) to hold the Property for the ensuing quarter.

1.3     Option to Purchase. Owner grants to Lessee the exclusive right and option to purchase the Property for FIFTY THOUSAND DOLLARS ($50,000.00). This represents a purchase price of approximately $2,500.00 per acre. All payments previously made to Owner pursuant to Section 1.2 above shall be applied to the purchase price. Lessee shall have the right to exercise this option and purchase the Property at any time during the nine-year term of this Lease.

Under no circumstance may Lessee place the Property into production without paying Owner the purchase price in full.

Upon receiving written notice from Lessee that it will purchase the Property and pay the balance of the purchase price, Owner shalt execute a Quitclaim Deed conveying the Property to Lessee. Owner shall deposit the Deed into escrow with a mutually acceptable escrow agent, and Lessee shall deposit the balance of the purchase price with the escrow agent. Escrow shall close within thirty (30) days of Lessee's notice to Owner. Each party shall bear one-half of the escrow costs.

1.4     Delivery of Data. Upon execution of this Agreement, Owner shall make available to Lessee copies of all maps, deeds, and other documents in Owner's possession which pertain to the claim title and boundaries, prior workings, production history, and so forth. Lessee shall have the right to copy any or all of these documents at its expense. Lessee shall also have the right to inspect and assay drill core, chip trays, drill cuttings, and other physical samples from the Property in Owner's possession.

SECTION TWO
Mining Operations

2.1     Right to Explore, Develop and Mine. Following execution of this Agreement, Lessee shall have the right to make geological investigations and surveys, to drill on the Property by any means, and to have all the rights and privileges incident to ownership of the Property, except that Lessee may not commence mining operations on the Property without first paying the purchase price pursuant to Section 1.3 above.

2.2     Conduct of Work. Lessee shall perform ins exploration activities on Property in accordance with good mining practice, shall comply with the applicable laws and regulations relating to the performance of exploration operations on the Property, and shall comply with the applicable worker's compensation laws of the State of Nevada.

2.3     Liability and Insurance. During the term of the Agreement, Lessee shall indemnify and hold Owner harmless from any claims, demands, liabilities or liens arising out of Lessee's activities on the Property. To that end, Lessee shall immediately obtain and carry a policy of public liability insurance in the amount of $1,000,000 or more for personal injury and $100,000.00 for property damage, protecting Owner against any claims for injury to persons or damage to property resulting from Lessee's operations. Lessee shall provide Owner with a certificate of insurance evidencing such insurance.

2.4     Liens. Lessee shall keep the Property free and clear from any and all mechanics' or laborers' liens arising from labor performed on or material furnished to the Property at Lessee's request. However, a lien on the Property shall not constitute a default if Lessee, in good faith, disputes the validity of the claim, in which event the existence of the lien shall constitute a default thirty (30) days after the validity of the lien has been adjudicated adversely to Lessee.

2.5     Installation. Lessee may install, maintain, replace, and remove during the term of this Agreement any and all mining machinery, equipment, tools, and facilities which it may desire to use in connection with its mining activities on the Property. Upon termination of this Agreement for any reason, Lessee shall have a period of twenty six (6) months following such tennination during which it may remove all or part of the above items at its sole cost and expense. Owner may, at Owner's discretion, require Lessee to remove an of Lessee's equipment from the Property upon termination. Any equipment remaining on the Property after six (6) months shall become the property of Owner.

2.6     Acquisition of Permits. Lessee shall acquire all federal, state and county permits required for its operations. Lessee shall be responsible for reclamation of only those areas disturbed by Lessee's activities. In the event that Lessee is required to post a reclamation bond, the bond will revert to Lessee upon satisfactory completion of the reclamation program.

2.7     Drill Logs, Assays, and Maps. Copies of all drill logs, exploration information, assays, maps, metallurgical studies, and other factual information shall be furnished by Lessee to Owner upon the expiration or termination of this Agreement. Lessee will retain all information derived from Lessee's employees and consultants regarding any form of interpretation of the factual information.

SECTION THREE
Inspection by Owner

Owner, or Owner's authorized agents or representatives, shall be permitted to enter upon the Property at all reasonable times for the purpose of inspection, but shall enter upon the Property at Owner's risk and so as not to hinder unreasonably the operations of Lessee. Owner shall indemnity and hold Lessee harmless from any damage, claim, or demand by reason of injury to Owner or Owner's agents or representatives on the Property or the approaches thereto.

SECTION FOUR
Taxes

Lessee shall pay all taxes levied or assessed upon the Property and any improvements placed on the Property by Lessee. Upon termination of this Agreement for any reason, taxes shall be apportioned between the parties on a calendar year basis for the remaining portion of the calendar year. However, Owner shall not be liable for taxes on any tools, equipment, machinery, facilities, or improvements placed upon the Property unless Lessee fails to remove them within the time provided by this Agreement.

SECTION FIVE
Termination

5.1     Termination. Lessee shall have the right to terminate this Agreement at its sole discretion at any time by giving written notice to Owner. Upon termination, Owner shall retain all payments previously made as liquidated damages and this Agreement shall cease and terminate. Lessee will provide Owner with all factual data, maps. assays, and reports pertaining to the Property pursuant to Section 2.7 above. Lessee will also deliver a Quitclaim Deed to Owner.

5.2     Default. If Lessee fails to perform its obligations under this Agreement, and in particular fails to make any payment due to Owner hereunder, Owner may declare Lessee in default by giving Lessee written notice of default which specifies the obligation(s) which Lessee has failed to perform. If Lessee fails to remedy a default in payment within thirty days (30) of receiving the notice of default, or fails to remedy or commence to remedy any other default within thirty (30) days of receiving notice, Owner may terminate this Agreement and Lessee shall peaceably surrender possession of the Property to Owner. Notice of termination shall be in writing and served in accordance with this Agreement.

5.3     Obligations Following Termination. In the event of voluntary or in voluntary termination, Lessee shall surrender possession of the Property to Owner and shall have no further liability or obligation under this Agreement except for its obligation (1) to pay its apportioned share of taxes, as provided for in Section Four; (2) to pay any annual rentals then owed to Owner; (3) to pay the cost of removal of all equipment as stated in Section 2.5; (4) to fulfill its reclamation responsibility as stated in Section 2.6; (5) to satisfy any accrued obligations or liabilities; and (6) to satisfy any other obligation imposed by this agreement or by law.

SECTION SIX
Notices and Payments

6.1     Notices. All notices to Lessee or Owner shall be in writing and shall be sent certified or registered mail, return receipt requested, to the addresses below. Notice of any change in address shall be given in the same manner.

TO OWNER:	Tammy Gentry
Pat Hanigan
P.O. Box 100
Luning, Nevada 89420

TO LESSEE:	Nevada Sunrise, LLC
6121 Lakeside Drive. Suite 260
Reno, Nevada 8951 1

6.2     Payments. All payments shall be in U.S. currency payable to Owner at the address above.

SECTION SEVEN
Assignment

Lessee may not assign this Agreement, in whole or in part, without the prior consent of Owner, which shall not be unreasonably withheld. However, Lessee may assign this Agreement to a parent, subsidiary, or related corporation, or to a joint venture in which Lessee is a participant, without Owner's consent.

SECTION EIGHT
Warranty of Title

Owners warrant and represent, to the best of their knowledge and belief at the execution of this Agreement, that they are the owners of the fee lands described in Recital "A" and all mineral rights within the boundary of the Property; that Owners have and will continue to have the right to commit the Property to this Agreement; that Owners have not created any liens, encumbrances, or first rights of refusal affecting the Property; that Owners are not aware of any environmental hazards affecting the Property; and that Owners are not aware of any legal or administrative actions affecting the Property.

SECTION NINE
Miscellaneous Provisions

9.1     Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, executors, administrators, successors, and assigns.

9.2     Applicable Law. The terms and provisions of this Agreement shall be interpreted in accordance with the laws of the State of Nevada.

9.3     Entire Agreement. This Agreement terminates and replaces all prior agreements, either written, oral or implied, between the parties hereto, and constitutes the entire agreement between the parties.

9.4     Recording Memorandum of Agreement. The parties hereto agree to execute a Memorandum of this Agreement (short form) for the purpose of recording same in the records of Mineral County, Nevada so as to give public notice, pursuant to the laws of the State of Nevada, of the existence of this Agreement.

9.5     Void or Invalid Provisions. If any term, provision, covenant or condition of this Agreement, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all provisions, covenants and conditions of this Agreement, and an applications thereof not held invalid, void or unenforceable, shall continue in full force and effect and shall in no way be affected, impaired, or invalidated thereby.

9.6     Time of the Essence. Time is of the essence of this Agreement and each and every part thereof.

9.7     Confidentiality. All reports and data provided by Lessee to Owner shall be held in strictest confidence, and Owner shall not disclose such information without Lessee's prior written consent.

9.8     No Partnership. Nothing in this Agreement shall create a partnership between Owner and Lessee.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

/s/ Tammy Gentry
/s/ Pat Hanigan

NEVADA SUNRISE, LLC. a Nevada limited liability company

By:	/s/ William B. Henderson
WILLIAM B. HENDERSON, Manager

STATE OF NEVADA	)
)ss
COUNTY OF MINERAL	)

On this 9th day of October, 2004, before me a Notary Public, personally appeared, TAMMY GENTRY, personally known to me or proved on the basis of satisfactory evidence to be the person whose name is subscribed to the above MINING LEASE WITH OPTION TO PURCHASE and acknowledged to me that she executed the same for the purposes stated therein.

/s/ Jan Bunning
NOTARY PUBLIC

[SEAL]

STATE OF NEVADA	)
)ss
COUNTY OF MINERAL	)

On this 9th day of October, 2004, before me a Notary Public, personally appeared, PAT HANIGAN, personally known to me or proved on the basis of satisfactory evidence to be the person whose name is subscribed to the above MINING LEASE WITH OPTION TO PURCHASE and acknowledged to me that he executed the same for the purposes stated therein.

/s/ Jan Bunning
NOTARY PUBLIC

[SEAL]

STATE OF CALIFORNIA	)
)ss
COUNTY OF PLACER	)

On this day 28th of September, 2004, personally appeared before me, a Notary Public, WILLIAM B. HENDERSON, a duly qualified and acting officer of NEVADA SUNRISE, LLC, a Nevada limited liability, proved to me to be the person, whose name is subscribed to the above MINING LEASE WITH OPTION TO PURCHASE who acknowledged to me that he executed the above instrument on behalf of said corporation.

/s/ Garry Cohn
NOTARY PUBLIC

[SEAL]